Exhibit 3.3

ASSISTANT SECRETARY’S CERTIFICATE OF AMENDMENT OF BYLAWS
OF
MOBILE SERVICES GROUP, INC., a Delaware corporation

          I, the undersigned, do hereby certify:

          1. That I am the duly elected and acting Assistant Secretary of Mobile Services Group, Inc., a Delaware corporation (the “Company”).

          2. That the Amendment to the Bylaws attached hereto as Exhibit A was adopted by the directors of the Company at a duly noticed meeting of the board of directors on April 13, 2004.

          IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of August, 2004.

Christopher A. Wilson
Assistant Secretary

Exhibit A
to
Assistant Secretary’s Certificate of Amendment of Bylaws

“Section 12. Stockholder Action by Written Consent Without a Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”